EXHIBIT 99

Wireless Ronin Achieves 69% Revenue Growth in Second Quarter 2013

MINNEAPOLIS – July 30, 2013 – Wireless Ronin Technologies, Inc. (OTCQB: RNIN), a leading digital marketing technologies solutions provider, reported financial results for the second quarter ended June 30, 2013.

Q2 2013 Financial Highlights vs. Same Year-Ago Quarter

•	Achieved company’s first positive non-GAAP operating income quarter (net loss down to record low $76,000)
•	Revenue up 69% to $2.6 million
•	Gross margin increased 860 basis point to a record 69%
•	Gross profit up 92% to record $1.8 million

Q2 2013 Operational Highlights

•	Received $267,000 in purchase orders from Indian Motorcycle, a subsidiary of Polaris Industries, a $7.4 billion NYSE company, for 35 dealerships to launch interactive digital signage solutions.
•	Received a $452,000 purchase order from ARAMARK, the award-winning food service and facilities management provider, to install approximately 230 screens and associated hardware and software.
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Partnered with Delphi Display Systems, a leading manufacturer of outdoor LCD-based display systems for digital signage, to provide integrated technology solutions to the QSR and “pump topper” gas station markets. Under an exclusive RoninCast® 4.0 licensing and services agreement, Wireless Ronin received an initial $750,000 of the $2.0 million minimum due from Delphi over the next five years.

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Exclusive partner Delphi Display Systems was selected by MedMedia Healthcare Network to install Delphi’s turnkey digital signage solution featuring RoninCast software at 50 locations in Southern California, with plans to scale to 500 over the next 12-18 months.

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Won 2013 DSA Industry Excellence Award for Wireless Ronin’s installation at Burgerville, a quick service restaurant chain with 39 locations in the Pacific Northwest. The award recognizes the best projects using digital signage, mobile, self-service and interactive kiosk technologies.

Q2 2013 Financial Results

Revenue in the second quarter of 2013 increased 69% to $2.6 million from $1.6 million in the same year-ago quarter. The increase was due to the $750,000 prepaid license received from Delphi as well as new orders from Polaris Industries’ Indian Motorcycle subsidiary and ARAMARK.

Recurring revenue in the second quarter of 2013 from the company’s hosting and support services increased to $489,000 (19% of total revenue) from $474,000 (30% of total revenue) in the same year-ago quarter. The increase in recurring revenue dollars resulted from the continued extension of support services to more nodes delivered by the company’s network operations center.

Gross margin in the second quarter of 2013 was a record $1.8 million (69% of total revenue) compared to $945,000 (61% of total revenue) in the same year-ago quarter. The increase in gross margin was primarily due to the $750,000 software license sale to Delphi Display Systems in the quarter.

Net loss in the second quarter of 2013 totaled a record low $76,000 or $(0.01) per basic and diluted share, as compared to a net loss of $1.2 million or $(0.26) per basic and diluted share in the same year-ago quarter. The year-over-year improvement was primarily due to increased sales and lower costs.

Non-GAAP operating income was a record $77,000 or $0.01 per common share, as compared to a non-GAAP operating loss of $1.0 million or $(0.22) per basic and diluted share in Q2 2012. The company defines non-GAAP operating loss as GAAP operating loss less stock-based compensation, depreciation and amortization and severance and other one-time charges (see further discussion of this non-GAAP term as well as a reconciliation to GAAP operating loss, below).

At June 30, 2013, cash and cash equivalents totaled $2.2 million, compared to $3.1 million at end of the prior quarter.

First Six Months 2013 Financial Results

Revenue in the first six months of 2013 increased 21% to $4.0 million from $3.3 million in the first six months of 2012. The increase was due to the Delphi license and new orders from Polaris Industries’ Indian Motorcycle subsidiary and ARAMARK.

Recurring revenue in the first half of 2013 increased to $984,000 (24% of total revenue) from $941,000 (28% of total revenue) in the same year-ago period. The dollar increase resulted from continued adoption of support services delivered by the company’s network operations center.

Gross margin in the first half of 2013 was $2.6 million (64% of total revenue) compared to $1.9 million (57% of total revenue) in the same year-ago period. The increase was primarily due to the $750,000 software license sale to Delphi Display Systems.

Net loss in the first half of 2013 was a record low $1.5 million or $(0.27) per basic and diluted share, improving from a net loss of $3.0 million or $(0.66) per basic and diluted share in the first six months of 2012. The improvement was primarily due to increased sales and reduced costs.

Non-GAAP operating loss in the first half of 2013 was $1.1 million or $(0.20) per common share, an improvement from a non-GAAP operating loss of $2.4 million or $(0.53) per basic and diluted share in the same year-ago period.

Management Commentary

“In Q2, we achieved our first positive non-GAAP operating income quarter, driven by strong topline results and effective cost controls,” said Scott Koller, president and CEO of Wireless Ronin. “Sales to both new and existing customers like Indian Motorcycle and ARAMARK, as well as the license sale to Delphi helped us to realize record gross margin and gross profit. These wins demonstrate our successful transition from a hardware centric company to a marketing technology solutions company, which includes the adoption of higher margin software and services business model. New orders from long-term customers like ARAMARK highlight the ongoing opportunities we enjoy for upgrading and expanding upon these existing deployments.

“Indian has begun to install our interactive digital marketing solution at 35 dealerships as well as in the lobby of its Wyoming, Minnesota manufacturing facility. We anticipate Polaris will further its expansion to additional Indian dealerships throughout the remainder of 2013. We believe our success and experience in the automotive industry will support our efforts to expand upon this initial entry into the power sports market. We’ve also begun to gain traction with our new marketing partner and licensee, Delphi Display Systems. They are currently installing digital signage solutions at 50 MedMedia Healthcare Network locations, with plans to install at 500 additional locations over the next 12 to 18 months.

“Among many alternatives, Delphi chose to partner with us because of the robust capabilities and well-architected HTML5-based platform of our RoninCast 4.0 software, as well as our shared vision for providing a true omnichannel, customer-engagement experience. The exclusive license we granted Delphi, which also provides for additional recurring service revenue, represents the fruition of a key aspect of our growth strategy that leverages our enterprise-software capabilities as a ‘force-multiplier’ in order to rapidly expand our market presence without additional capital expenditures.

“On July 29, 2013, we also implemented a restructuring plan designed to conserve our cash resources and to further align our ongoing expenses with our business by focusing sales efforts on high-potential customers and prospects, preserving the research and development staff required to maintain and enhance our RoninCast® software, and consolidated certain positions.

“We expect this restructuring to reduce annual operating costs by approximately $1.3 million, which we believe will provide us with additional runway to continue pursuing strategic and financial alternatives.

“Our expectations remain high as we build upon the momentum we’ve established and see a widening pipeline of growth opportunities, particularly within our existing customer and partner relationships. As global demand for new marketing technologies continues to build, we are well positioned with industry-leading solutions and a marquee customer base. We believe these key factors will help us expand our market share and further penetrate our target markets.”

Conference Call

The company will hold a conference call Thursday (August 1, 2013) to discuss these results. The company's president and CEO, Scott Koller, and SVP and CFO, Darin McAreavey, will host the call starting at 4:30 p.m. Eastern time (3:30 p.m. Central time). A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the Wireless Ronin conference call and provide the conference ID:

Dial-In Number: 1-877-941-4774

International: 1-480-629-9760

Conference ID#: 4627785

The presentation will be webcast live and available for replay via the Investors section of the company's website at www.wirelessronin.com. Please go to the website at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through September 1, 2013.

Toll-Free Replay Number: 1-877-870-5176

International Replay Number: 1-858-384-5517

Replay PIN: 4627785

About Wireless Ronin Technologies, Inc.

Wireless Ronin Technologies, Inc. (WRT) (www.wirelessronin.com) is a pioneering marketing technologies company. WRT combines interactive digital media — signage, kiosks, mobile, social media and web — to create 360-degree solutions so companies will be “Communicating at Life Speed®” to deliver the right content at the right place at the right time. WRT’s turnkey approach includes strategic consulting, creative development, installation, hosting, training and support. Since launching its cloud-based RoninCast® content management platform in 2003, WRT has become the leading digital marketing provider for large-scale deployments in retail, automotive, food service and public venues. The company is headquartered in Minneapolis, Minnesota; its common stock trades on the OTCQB as “RNIN.”

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP operating loss and non-GAAP operating loss per common share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP operating loss and non-GAAP operating loss per share. We define non-GAAP operating loss as the GAAP operating loss less stock-based compensation expense, depreciation and amortization, and severance and other one-time charges. We define non-GAAP operating loss per share as non-GAAP operating loss divided by the weighted average basic and diluted shares outstanding. Our management utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating decisions, in forecasting and planning, and in analyzing and assessing our company's overall performance. Our annual financial plan is prepared and reviewed both on a GAAP and non-GAAP basis. We budget and forecast for revenue and expenses on GAAP and non-GAAP bases, and assess actual results on GAAP and non-GAAP bases against our annual financial plan. Our board of directors and management utilize these financial measures (both GAAP and non-GAAP) to determine our allocation of resources. In addition, and as a consequence of the importance of these non-GAAP financial measures in managing our business, we use non-GAAP financial measures in the evaluation process to establish management compensation. For example, our senior management’s bonus program is partially based upon the achievement of non-GAAP operating income (loss). Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the items mentioned above. We consider the use of non-GAAP operating loss per share helpful in assessing the ongoing performance of the continuing operations of our business, as it excludes recurring non-cash items and non-recurring one-time charges. Our rationale for the items we omit from our non-GAAP measures is as follows:

Stock-based compensation. We exclude non-cash stock-based compensation expense because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC 718-10. Stock-based compensation expense is a recurring expense for our company and is expected to be in the future as we have a history of granting stock options and other equity instruments as a means of incentivizing and rewarding our employees.

Depreciation and amortization expense. Depreciation and amortization are non-cash charges that are impacted by our accounting methods and book value of assets. By excluding these non-cash charges, our management, together with our investors, are provided with supplemental metrics to evaluate cash earnings, distinguishing the impact of our performance on earnings from the impact of our performance on cash. Management believes that the review of these supplemental metrics in conjunction with other GAAP metrics, such as capital expenditures, is useful for management and investors in understanding our business. Depreciation is a recurring expense for our company and is expected to continue to be in the future as we continue to make further investments in our infrastructure through the acquisition of property, plant and equipment. Due to the exclusion of these non-cash items, investors should not use this metric as a measure of evaluating our liquidity. Instead, to evaluate our liquidity, investors should refer to the Consolidated Statements of Cash Flow and the Liquidity and Capital Resources section contained within Management's Discussion and Analysis in our most recently filed periodic reports.

Severance and other one-time charges. We exclude severance and other one-time charges that are the result of other, unplanned events as one means of measuring operating performance. Included in these expenses are items such as severance costs associated with the termination of employees as part of an unplanned restructuring, a non-acquisition-related restructuring and other charges. Because these events are unplanned and arise outside the ordinary course of continuing operations, by providing this information, we believe our management and our investors may more fully understand the financial results of what we consider to be organic continuing operations.

There are a number of limitations related to the use of non-GAAP operating loss and non-GAAP operating loss per share versus operating income and loss per share calculated in accordance with GAAP. First, these non-GAAP financial measures exclude stock-based compensation and depreciation expenses that are recurring. Both stock-based expenses and depreciation have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, stock-based awards are an important part of our employees’ compensation and impact their performance. Third, there is no assurance we will avoid further personnel changes and, therefore, may recognize additional severance and other one-time charges associated with a future restructuring, including the charges we expect to recognize in connection with the restructuring we implemented on July 29, 2013. Fourth, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. The accompanying tables have more details on these non-GAAP financial measures, including reconciliations between these financial measures and their most directly comparable GAAP equivalents.

WIRELESS RONIN TECHNOLOGIES, INC.
2013 SUPPLEMENTARY QUARTERLY FINANCIAL DATA
(In thousands, except per share amounts)
(Unaudited)

Supplementary Data
	2012					2013

Statement of Operations	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	TOTAL
Sales	$1,773	$1,557	$1,769	$1,605	$6,704	$1,407	$2,626	$4,033
Cost of sales - exclusive of depreciation and amortization	824	612	873	720	3,029	661	807	1,468
Operating expenses	2,773	2,151	2,075	2,075	9,074	2,151	1,889	4,040
Interest expense	5	1	1	1	8	7	6	13
Other income, net	(1)	-	-	-	(1)	-	-	-
Net loss	$(1,828)	$(1,207)	$(1,180)	$(1,191)	$(5,406)	$(1,412)	$(76)	$(1,488)

Share based payment expense	349	132	111	84	676	169	88	257
(included in operating expenses & interest expense)

Weighted average shares	4,603	4,626	4,685	4,992	4,732	5,240	5,888	5,565

Reconciliation Between GAAP and Non-GAAP Operating Loss
GAAP operating loss	$(1,824)	$(1,206)	$(1,179)	$(1,190)	$(5,399)	$(1,405)	$(70)	$(1,475)
Adjustments:
Depreciation and amortization	80	75	68	63	286	61	59	120
Stock-based compensation expense	161	132	111	80	484	159	88	247
Severance	137	-	-	-	137	-	-	-
Total operating expense adjustment	378	207	179	143	907	220	147	367

Non-GAAP operating loss	$(1,446)	$(999)	$(1,000)	$(1,047)	$(4,492)	$(1,185)	$77	$(1,108)
Non-GAAP operating loss per common share	$(0.31)	$(0.22)	$(0.21)	$(0.21)	$(0.95)	$(0.23)	$0.01	$(0.20)

Forward-Looking Statements

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations regarding continued operating improvement and other matters and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: the adequacy of funds for future operations; estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; the impact of the company’s financial condition upon customer and prospective customer relationships, and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the cautionary statement set forth in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013.

Company Contact:

Darin P. McAreavey

Senior Vice President and Chief Financial Officer

dmcareavey@wirelessronin.com

Tel 952-564-3525

Investor Relations Contact:

Matt Glover or Michael Koehler

Liolios Group, Inc.

RNIN@liolios.com

Tel 949-574-3860

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share information)

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,204	$2,252
Accounts receivable, net of allowance of $64 and $49	1,438	1,358
Inventories	85	158
Prepaid expenses and other current assets	158	111
Total current assets	3,885	3,879
Property and equipment, net	316	415
Restricted cash	50	50
Other assets	20	20
TOTAL ASSETS	$4,271	$4,364

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Line of credit - bank	$400	$400
Accounts payable	615	584
Deferred revenue	378	596
Accrued liabilities	464	527
Total current liabilities	1,857	2,107

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY

Capital stock, $0.01 par value, 66,667 shares authorized
Preferred stock, 16,667 shares authorized, no shares issued and outstanding as of June 30, 2013 and December 31, 2012	-	-
Common stock, 50,000 shares authorized; 5,894 and 5,004 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	59	50
Additional paid-in capital	98,764	97,128
Accumulated deficit	(95,910)	(94,422)
Accumulated other comprehensive loss	(499)	(499)
Total shareholders' equity	2,414	2,257
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,271	$4,364

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales
Hardware	$578	$296	$870	$634
Software	922	80	996	182
Services and other	1,126	1,181	2,167	2,514
Total sales	2,626	1,557	4,033	3,330

Cost of sales
Hardware	358	179	550	368
Software	3	13	11	44
Services and other	446	420	907	1,024
Total cost of sales (exclusive of depreciation and amortization shown separately below)	807	612	1,468	1,436
Gross profit	1,819	945	2,565	1,894

Operating expenses:
Sales and marketing expenses	381	400	743	858
Research and development expenses	205	396	523	955
General and administrative expenses	1,244	1,280	2,654	2,956
Depreciation and amortization expense	59	75	120	155
Total operating expenses	1,889	2,151	4,040	4,924
Operating loss	(70)	(1,206)	(1,475)	(3,030)

Other income (expenses):
Interest expense	(6)	(1)	(13)	(6)
Interest income	-	-	-	1
Total other expense	(6)	(1)	(13)	(5)
Net loss	$(76)	$(1,207)	$(1,488)	$(3,035)
Basic and diluted loss per common share	$(0.01)	$(0.26)	$(0.27)	$(0.66)
Basic and diluted weighted average shares outstanding	5,888	4,626	5,565	4,617